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                                                                      EXHIBIT 11

                     POTASH CORPORATION OF SASKATCHEWAN INC.
                        COMPUTATION OF PER SHARE EARNINGS
                         FOR THE YEARS ENDED DECEMBER 31

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
(Figures and amounts expressed in thousands, except per share and per option amounts)

                                                                1997           1996          1995         1994         1993
                                                                ----           ----          ----         ----         ----

A      Net income as reported, Canadian GAAP                $ 297,138      $ 209,036      $159,486     $ 91,219      $44,697
B      Items adjusting net income                             (11,382)        (7,216)       18,598       (4,539)       5,229
C      Net income, US GAAP (A + B)                          $ 285,756      $ 201,820      $178,084     $ 86,680      $49,926

D      Weighted average number of shares outstanding           52,275         45,537        43,352       42,872       39,793

E      Options outstanding to purchase equivalent shares        2,461          1,845         1,396        1,049          841

F      Average exercise price per option                    $   68.11      $   52.90      $  34.74     $  18.00      $ 16.90

G      Average market price per share                       $   82.60      $   70.33      $  52.44     $  29.81      $ 22.94

H      Period end market price per share                    $   83.00      $   85.00      $  70.88     $  34.00      $ 25.63

I      Rate of return available on option proceeds                  5%             5%            5%           5%           5%


Canadian GAAP
       Basic earnings per share (A/D)                       $    5.68      $    4.59      $   3.68     $   2.13      $  1.12

       Fully diluted earnings per share
J        Imputed earnings on option proceeds (E*F*I)        $   8,381      $   4,880      $  2,425     $    944      $   711

       Fully diluted earnings per share (A+J)/(D+E)         $    5.58      $    4.51      $   3.62     $   2.10      $  1.12


United States GAAP
       Basic earnings per share (C/D)                       $    5.47      $    4.43      $   4.11     $   2.02      $  1.25

       Fully diluted earnings per share
K        Net additional shares issuable (E-(E*F/G))               432            457           471          416          221

         Fully diluted earnings per share (C/(D+K))         $    5.42      $    4.39      $   4.06     $   2.00      $  1.25
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